EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vertex Energy, Inc.

We consent to the incorporation by reference in (a) Registration Statement No. 333-162290 (as amended) on Form S-8; (b) Registration Statement No. 333-197659 on Form S-8; (c) Registration Statement No. 333-207157 on Form S-8; (d) Registration Statement No. 333-197494 on Form S-3, and (e) Registration No. 333-189107 on Form S-3, of Vertex Energy, Inc. (the “Company”), of our reports dated March 31, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting as of December 31, 2014, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
April 4, 2016